Exhibit 10.30

Amendment to Employment Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of December 30, 2008, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and DeWayne E. Laird (“Executive”).

WHEREAS, Executive has been employed pursuant to an Employment Agreement dated as of November 1, 2002 by and between the Company and Executive (the “2002 Agreement”), as amended by a letter agreement dated August 2, 2006 (the “August 2006 Amendment”) and as further amended by a letter agreement dated October 7, 2008 (the “October 2008 Amendment” and, collectively with the 2002 Agreement and the August 2006 Amendment, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986 and the regulations and Treasury guidance thereunder; and

WHEREAS, the amendments contemplated hereby are intended to bring the timing of, and certain procedural aspects with respect to, certain payments under the Employment Agreement into compliance with Section 409A but not to otherwise affect Executive’s right to such payments.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 7(c) of the Employment Agreement is hereby amended to delete clause (vi) thereof in its entirety and replace such language by the notation “(vi) [RESERVED]”.

2.             Section 7(c)(viii) of the Employment Agreement is hereby amended to (i) delete the words commencing with “Executive shall receive” and ending with “additional” and replacing such words with “the Company shall reimburse Executive on an after-tax basis for the costs he incurs in obtaining benefits that are reasonably comparable to the” and (ii) delete the words between the last two parentheticals of such section.

3.             Section 7(d) of the Employment Agreement is hereby amended to delete clause (vii) thereof in its entirety and replace such language by the notation “(vii) [RESERVED]”.

4.             Section 7(g) of the Employment Agreement is hereby amended by inserting the following at the end thereof:

“The Company shall provide Executive with the proposed form of release referred to in the immediately preceding sentence no later than two (2) days following the Termination Date.  The Executive shall have 21 days to consider the release and if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding. Provided Executive does not revoke the release,  payments contingent on the release (if any) shall be paid no earlier than the eight (8) day after execution thereof in accordance with the applicable provisions herein.”

5.             Paragraph 7 of the August 2006 Amendment is hereby amended to delete the third sentence in that paragraph and add the following language after the second sentence in that paragraph:

“Notwithstanding anything in your Agreement to the contrary, to the extent any payments of money or other benefits due to you under your Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under your Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Any cash payment made on an after-tax basis that involves a reimbursement of taxes, including any that may be required under Section 8 of your Agreement, shall  be made as soon as the Company receives the information necessary for such purpose, but in no event later than the end of the calendar year following the year other taxes are remitted to the taxing authority.  Each payment made under your Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to you under the Agreement, including, without limitation, under Section 409A of the Code and applicable guidance and regulations thereunder.”

6.             Employment Agreement.  Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

7.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.             Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

/s/ DeWayne E. Laird
DeWayne E. Laird